Exhibit 8.1

YY Group Holding Limited

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation or Organization
YY Circle (SG) Pte Ltd	Singapore
Hong Ye Group Pte Ltd	Singapore
Hong Ye Maintenance (MY) Sdn Bhd	Malaysia
YY Circle (AU) Pty Ltd	Australia
YY Circle (Vietnam) Company Limited	Vietnam
YY Circle (Cambodia) Co Ltd	Cambodia
YYCIRCLE Human Resources Consultancies	UAE
YY Circle (Korea) Ltd	Korea
Mediaplus Limited	BVI
YY Circle (UK) Ltd	UK
YY Circle (Perth) Pty Ltd	Australia
YY Smart Tech Pte Ltd	Singapore
YY Circle (Netherlands)	Netherlands
YY Circle Sdn Bhd	Malaysia